                                                                   EXHIBIT 10(r)
                      AGREEMENT, WAIVER AND GENERAL RELEASE

         This Agreement, Waiver and General Release ("Agreement") is made and entered into January 20 , 2003 , by and between J. Michael Hemp (hereinafter referred to as "Mr. Hemp"), and Lincoln Financial Advisors Corporation ("LFA") on behalf of itself and Lincoln National Corporation ("LNC"), their affiliates and subsidiaries, and each of their directors, officers, representatives, agents, attorneys, employees, successors, and assigns and any other person acting through, by, under or in concert with any of them (hereinafter collectively referred to as "LFG"), and shall become effective eight (8) days after Mr. Hemp executes this Agreement, unless revoked by Mr. Hemp pursuant to paragraph 20.

         In consideration of the premises and mutual promises and agreements contained in this Agreement, the parties agree as follows:

1. Mr. Hemp has been employed with LFG since May 10, 1972. On December 8 , 2002, Mr. Hemp tendered his resignation as President of LFA and LFA, Limited Liability Company as set out in Exhibit A, however, he will continue, unless asked to resign earlier by the Chief Executive Officer of LNC, as an officer of various other companies of LFG and member of the Senior Management Committee of the Company until May 1, 2003 ("transition date"), when he will resign from all officer and/or director positions of LFG as set out in Exhibit B. LFG and Mr. Hemp have agreed that Mr. Hemp's employment will be continued until May 1, 2005 ("termination date") to facilitate a transition in the leadership of LFA, to permit an effective transition for Mr. Hemp to a field financial planning role, and to reduce any hardship that an immediate termination of employment may cause Mr. Hemp.

2. Mr. Hemp and LFG have carefully explored this situation and in the spirit of compromise, have agreed to enter into this Agreement.

3. Mr. Hemp will continue to be employed by LFA through the termination date, and compensated at the salary rate in effect on the transition date. Mr. Hemp will no longer be a member of the LNC Senior Management Committee or Senior Contributor Group after the transition date.

4. Mr. Hemp will continue to accrue pension benefits under the LNC Employees' Retirement Plan, the LNC Employees' Supplemental Pension Benefit Plan and the LNC Executives' Excess Compensation Pension Benefit Plan ("Retirement Plans") through the termination date.


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5.       Mr. Hemp will continue to receive medical and dental coverage for himself and any eligible dependents under the Lincoln National Corporation Employee's Medical Reimbursement Plan, and the Lincoln National Corporation Employees' Dental Reimbursement Plan through the termination date. Upon Mr. Hemp's retirement, he will be entitled to all benefits due him under the terms of the LNC Group Health and Dental Plan for Retirees.

6. Mr. Hemp may continue to participate in the LNC Employees' Savings and Profit-Sharing Plan through the termination date. Upon his termination of employment, Mr. Hemp's account under the LNC Employees' Savings and Profit-Sharing Plan will be vested and he will receive a pro rata share of the 2005 employer match, payable in 2006.

7. Mr. Hemp will be eligible for financial planning and tax preparation through the termination date.

8. Coverage under the LNC Employees' Short Term Disability Plan and LNC Employees' Long Term Disability Plan will terminate as of Mr. Hemp's termination date.

9. Mr. Hemp's participation in the LNC Executive Severance Plan will terminate on the transition date.

10. Mr. Hemp is the grantee of eighty four thousand two hundred fifty (84,250) unvested LNC Stock Options granted under the Lincoln National Corporation Incentive Compensation Plan ("ICP"). Mr. Hemp is 55 years of age, with five (5) vesting years of service, thus for stock option purposes, Mr. Hemp will be considered a retiree. Mr. Hemp's unvested stock options will vest on the termination date and be exercisable, subject to applicable taxes and other withholdings required by law, before the earlier of (a) expiration of the Nonqualified Stock Option Agreement's ten (10) year term, or (b) the date that is five (5) years after the termination date, for option grants after May 7, 1996 (option grants before May 7, 1996 have varying, shorter time periods for exercise as set forth in the applicable Nonqualified Stock Option Agreement).

11. Mr. Hemp is the Grantee of sixteen thousand nine hundred ninety- five (16,995) shares of restricted Common Stock awarded under the 1998-2000 Long Term Incentive Plan ("LTIP") granted under the terms of the ICP. The restricted LNC shares awarded to Mr. Hemp under the LTIP will vest, subject to applicable taxes and other withholdings required by law, on January 1, 2004 in accordance with the terms of the restricted stock agreement, as long as Mr. Hemp continues employment though that date.


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12.      If the Compensation Committee of the LNC Board of Directors determines that the performance goals for the 2001 - 2003, 2002 - 2004, and 2003 - 2005 cycles under the LTIP, established under the ICP, have been met, Mr. Hemp will receive a pro rata payment, determined through the transition date, less applicable taxes and other withholdings required by law, at the time such payments are made to other participants, generally.

13. Mr. Hemp will be paid a pro rata share of his 2003 annual incentive award due under the LNC Executive Value Sharing Program ("EVSP"), established under the terms of the ICP, determined through the transition date, based upon his EVSP performance targets, less applicable taxes and other withholdings required by law, at such time incentives are paid to other LFG participants, generally. Mr. Hemp's participation in the EVSP will end on the transition date.

14. LFG is currently analyzing various restructuring alternatives (which may include a termination) for the split dollar life insurance program as a result of recent legislation. Mr. Hemp will be given the same options that are made available to other LNC Senior Management Committee Members in any restructured split dollar program.

15. Mr. Hemp's account under the Lincoln National Corporation Executive Deferred Compensation Plan for Employees ("Deferred Compensation Plan") will be vested and paid to Mr. Hemp in accordance with the terms of that plan and with the elections he has previously made under the Deferred Compensation Plan, after the termination date.

16. Mr. Hemp will be eligible for benefits under the Salary Continuation Plan for Executives of Lincoln National Corporation and Affiliates ("ESC") determined in accordance with the terms of the ESC.

17. This Agreement does not release any claims for benefits under any of LFG's pension, retirement, or welfare benefit plans, whether qualified or nonqualified, that Mr. Hemp may have.

18. Mr. Hemp will be paid any accrued and unused managed time as of his transition date, subject to the maximum carryover limitations of LFG. Mr. Hemp will accrue no additional managed time during the period between the transition date and termination date.

19. Mr. Hemp, for and in consideration of the above, waives any right to personal recovery and hereby irrevocably, unconditionally and generally releases, acquits, and forever discharges to the fullest extent permitted by law, LFG from all charges,


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         complaints, actions, causes of actions, suits, rights, grievances, costs, losses, debts, expenses, sums of money, accounts, covenants, contracts, agreements, claims, damages, liabilities, obligations, and demands of any nature whatsoever, known or unknown, in law or in equity ("Claim" or "Claims"), which against them Mr. Hemp at any time heretofore ever had, owned, or held or claimed to have had, owned, or held or which Mr. Hemp now has, owns, or hold, or claims to have, own, or hold, or which Mr. Hemp can, shall or may have, or which Mr. Hemp's heirs, executors, administrators, personal representatives, successors, or assigns hereinafter can, shall or may have, in any way connected with or relating to Mr. Hemp's employment and/or the termination of his employment with LFG.

20. The paragraph above includes, but is not limited to, claims, disputes or causes of action or right to personal recovery under tort, contract, or any other state or federal laws, (including, but by no means limited to, claims arising out of or alleging breach of contract, wrongful termination, breach of implied employment, breach of good faith and fair dealing, impairment of economic opportunity, intentional infliction of emotional harm or emotional distress, fraud [actual or constructive]), defamation [libel or slander], under the Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 621, et seq., as amended by the Older Worker's Benefit Protection Act ("OWBPA"), under Title VII of the Civil Rights Act of 1964, 42 U.S.C.
         Section 2000e, et seq., as amended, by the Civil Rights Act of 1991, under the Americans with Disabilities Act of 1990, 42 U.S.C. Section 12101, et seq., as amended, under the Family and Medical Leave Act of 1993, 29 U.S.C. Section 2601, et seq., under 42 U.S.C. Section 1981, under the Fair Labor Standards Act, 29 U.S.C. Section 201, et seq., under the Fair Credit Reporting Act, 15 U.S.C. Section 1681, et seq., under any theory of retaliation, under any federal or state law or municipal ordinance relating to discrimination in employment, or under any other laws, ordinances, executive orders, rules, regulations or administrative or judicial case law arising under the statutory or common laws of the United States.

21. Mr. Hemp knowingly and voluntarily specifically waives any rights or claims arising under 29 U.S.C. Section 621 et seq., as amended by the OWBPA and, more specifically, any right or claims under 29 U.S.C.
         Section 626. Mr. Hemp specifically states and acknowledges that:

         A. This waiver is part of an Agreement written in a manner calculated to be understood by him.

         B. He does not waive rights or claims that may arise after the date that this Agreement is executed.


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         C.       He is receiving consideration in addition to anything of value to which he would already have been entitled prior to executing this Agreement.

         D. He has been and is hereby advised, in writing, to consult an attorney prior to executing this Agreement.

         E. He further acknowledges that he has been given a period of at least twenty-one (21) days within which to consider this Agreement.

22. For a period of seven (7) days following the execution of this Agreement, Mr. Hemp may revoke this Agreement by notice to LFG. Further, this Agreement shall not become effective or enforceable until this revocation period has expired.

23. Mr. Hemp warrants and represents that in executing this document he does so with full knowledge of any and all rights, which he may have with respect to all matters released. Mr. Hemp further understands, acknowledges and agrees that the payment of any consideration is not an admission of liability on the part of LFG, but to the contrary, represents a negotiated compromise and agreement. This Agreement, shall not in any way be interpreted to render Mr. Hemp a "prevailing party" for any purpose, including, but not limited to, an award of attorney's fees under any statute or otherwise.

24. Mr. Hemp represents that he has not filed any complaints or claims against LFG with any local, state or federal court or agency, that Mr. Hemp will not do so at any time hereafter for claims which arose prior to the date he signs this Agreement, and that if any such court or agency assumes jurisdiction of any complaint or claim against LFG which arose prior to the execution of this Agreement, he will immediately request such court or agency to dismiss the matter and take all such additional steps necessary to facilitate such dismissal with prejudice. As a further material inducement to LFG to enter into this Agreement, Mr. Hemp covenants and agrees not to sue, or join with others in suing, LFG on any of the released Claims.

25. Mr. Hemp will be entitled to indemnification (including reimbursement of legal expenses) by LFG to the extent permitted by its bylaws on the same basis as the indemnification provided to other former officers. Mr. Hemp will be entitled to coverage under LFG's directors and officers liability insurance policy on the same basis as the coverage provided to other former officers and employees.

26. As a result of Mr. Hemp's position as President and Director of LFA, and his service on LFG's Senior Management Team, he has been instrumental in developing the strategic direction of LFG's business and has participated in the development of LFG's overall strategic direction. He also has developed, obtained or learned



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         specific confidential information and trade secrets which are the property of LFG. Mr. Hemp hereby covenants and agrees to use his best efforts and utmost diligence to guard and protect such confidential information and trade secrets and to not disclose or permit to be disclosed to any third party by any method whatsoever any such confidential information or trade secrets. Confidential information or trade secrets shall include, but not be limited to, any and all records, notes, memoranda, data, ideas, processes, methods, devices, programs, computer software, writings, research, personnel information of whatever nature, in the possession or control of LFG which has not or have not been published or disclosed to the general public or which gives LFG an opportunity to obtain an advantage over competitors who do not know or use it.

27. During the transition and for a period of two (2) years following the termination date, Mr. Hemp agrees that he will not directly or indirectly solicit or endeavor to entice away from LFG any person who is currently employed by LFG or hereafter employed at any time through the termination date.

28. During the transition and for a period of two (2) years following the termination date, Mr. Hemp will not act as a director, officer, employee, agent, consultant or advisor to, nor directly or indirectly become associated with any person, firm, company or corporation whose principal activity is competitive with LFG's retail financial planning organizations, provided that this prohibition shall not prevent Mr. Hemp from personally engaging in financial planning in a manner consistent with the open architecture philosophy of LFA nor restrict Mr. Hemp's ability to register with another company in the operation of his personal financial planning practice, should LFG substantially modify its support of or compensation arrangement with Mr. Hemp as a fee based financial planner. Mr. Hemp specifically acknowledges that the geographic region to which this restriction applies is national in scope since that is the region in which Mr. Hemp performed services for LFG during the past 7 years. This restriction does not prohibit Mr. Hemp from buying, selling, or otherwise trading in the securities of any corporation that is listed on any recognized securities exchange, and he may engage in any other business activities not competitive with LFG. LFG will not object to Mr. Hemp's service on the boards of other companies as a director so long as there is no conflict with the terms of this paragraph. Mr. Hemp may request a waiver by the Chief Executive Officer of LFG ("CEO") of the applicability of this provision to specific activities in which Mr. hemp contemplates engaging, in which case such waiver request will be considered by the CEO in good faith, taking into consideration all of the facts and circumstances.

29. Mr. Hemp agrees that during the transition and for a period of two (2) years following the termination date, neither he nor any entity directly or indirectly controlled by him will directly or indirectly participate in a proscribed activity. A


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         "proscribed activity" shall mean either (1) soliciting others to invest in the common stock of LNC for the purpose of effecting an acquisition of control of LNC or his directly investing in more than one percent (1%) of the common stock of LNC, or (2) using confidential information or trade secrets (as described above) to assist any person, entity or group of persons which intends to or does attempt to effect an acquisition of control of LNC. The term "Control" shall be defined for purposes of this paragraph to have the meaning of control contained in Ind. Code Ann. Section 27-1-23-1(e)[Burns, 2001 Supp.].

30. Mr. Hemp warrants and represents that no other person or entity has any interest in the matters released and that he has not assigned or transferred or purported to assign or transfer to any person or entity all or any portion of the matters released.

31. Mr. Hemp represents and acknowledges that he is not relying and has not relied on any representation or statements made by LFG with respect to any of the matters released or with regard to his rights or asserted rights in connection with this Agreement. Mr. Hemp hereby assumes the risk of any mistake of fact with regard to any of the matters released or with regard to any of the facts which are now unknown to him relating thereto.

32. Mr. Hemp represents and agrees that he shall not communicate the terms of this Agreement or disclose any information concerning this Agreement, or any information discussed by the parties in negotiation of this Agreement to any person, corporation, or other entity for any purpose whatsoever without prior written permission from LFG, except to the extent necessary to Mr. Hemp's spouse, attorney, tax preparer, accountant, or other financial advisor, or as required by law.

33. If any provision in this Agreement is breached or violated by Mr. Hemp, and not remedied by Mr. Hemp within 10 days of his receipt of a written notice from LFG, all payments made by LFG shall immediately stop.

34. This Agreement may not be introduced into evidence or relied upon by either party in subsequent legal proceedings, other than proceedings arising out of this Agreement unless required by law.

35. This Agreement shall be binding upon Mr. Hemp and upon his heirs, executors, administrators, personal representatives, successors, and assigns, and shall inure to the benefit of LFG and to its respective heirs, administrators, representatives, executors, successors, and assigns.


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36.      This Agreement is made and entered into in the State of Texas, and shall in all respects be interpreted, enforced and governed under the internal laws (and not the conflicts of laws rules) of said State. Should any provision of this Agreement be declared or determined to be null, void, inoperative, illegal or invalid for any reason, the validity of the remaining parts, terms or provisions shall not be affected, and they shall retain their full force and effect. The null, void, inoperative, illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so indicates or requires. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

37. This Agreement and the Exhibits hereto sets forth the entire agreement between the parties, and fully supersedes any and all prior negotiations, agreements or understandings between the parties pertaining to the subject matter of this Agreement. This Agreement may not be modified or amended except by a written agreement signed by the parties hereto.



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                  PLEASE READ CAREFULLY. THIS AGREEMENT, WAIVER
                     AND GENERAL RELEASE INCLUDES A GENERAL
                     RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS

                             AFFIRMATION OF RELEASOR

         I warrant that this Agreement reflects the entire settlement between LFG and myself. I have read this Agreement carefully, and I have been given the opportunity to consult with private counsel concerning its terms and effect and concerning my rights. I fully understand that this Agreement generally releases all of my claims, both known and unknown, arising prior to the execution hereof, against LFG, except as specifically otherwise provided herein. I execute this Agreement voluntarily and of my own choice with full and complete knowledge and understanding of its significance and effect.


Dated:      January 20, 2003
      ------------------------------            --------------------------------
                                                J. Michael Hemp


Witness:
        -----------------------------------------

I, Linda Hemp, the legal spouse of J. Michael Hemp having read and reviewed the above Agreement, do hereby freely and knowingly consent to J. Michael Hemp entering into said Agreement.


Dated:      January 20, 2003
      ------------------------------            --------------------------------
                                                Linda Hemp


Witness:
        -----------------------------------------

                                ACCEPTANCE OF LFG


         The undersigned accepts the foregoing Agreement on behalf of LFG.



Dated:      January 30, 2003
      ------------------------------        ------------------------------------
                                            Authorized to execute this Agreement
                                            on behalf of Lincoln Financial
                                            Advisors Corporation


Witness:
        ---------------------------------------

                                    EXHIBIT A


TO:      Cynthia A. Rose
         Secretary

         C. Suzanne Womack
         Secretary

SUBJECT: Resignation


         Effective immediately, I resign as an officer of Lincoln National Corporation and its subsidiary companies as set forth below:

         President
               Lincoln Financial Advisors Corporation
               LFA, Limited Liability Company




Dated:                         , 200
      -------------------------     --     -------------------------------------
                                                      J. Michael Hemp


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                                    EXHIBIT B


TO:      Cynthia A. Rose
         Secretary

         C. Suzanne Womack
         Secretary

SUBJECT: Resignation


         Effective May 1, 2003, unless asked to resign earlier by the Chief Executive Officer of Lincoln National Corporation, I resign as a director and/or officer of Lincoln National Corporation and all of its subsidiary companies in which I hold such a position, including but not limited to the following:

         President and Director
               Lincoln Life and Annuity Distributors, Inc.
               Lincoln National Insurance Associates, Inc.
               Lincoln National Insurance Associates of Alabama, Inc. Lincoln National Insurance Associates of Hawaii, Inc. Lincoln National Insurance Associates of Massachusetts, Inc. Lincoln National Insurance Associates of Ohio, Inc.
               Lincoln National Insurance Associates of Texas, Inc.

         President and Managing Committee Director
               LFA of Delaware, Limited Liability Company

         Managing Committee Director
               LFA, Limited Liability Company

         Senior Vice President
               The Lincoln National Life Insurance Company

         Director
               Lincoln Financial Advisors Corporation
               Lincoln Financial Group, Inc.
               California Fringe Benefit and Insurance Marketing Corporation

         Member of Executive Steering Committee
               Lincoln National Corporation


Dated:                         , 200__
      -------------------------            -------------------------------------
                                                       J. Michael Hemp